Exhibit 4.6
CENTERPOINT ENERGY, INC
STOCK PLAN FOR OUTSIDE DIRECTORS
(As Amended and Restated Effective May 7, 2003)
Second Amendment
          WHEREAS, CenterPoint Energy, Inc., a Texas corporation, maintains, and shareholders of the Company have approved, the CenterPoint Energy, Inc. Stock Plan for Outside Directors, as amended and restated effective May 7, 2003, and as thereafter amended (the “Plan”); and
          WHEREAS, the Company has reserved the right under Section 6.1 to amend the Plan, subject to prior approval by the Company’s shareholders to the extent such approval is determined to be required by applicable legal and/or stock exchange requirements; and
          WHEREAS, the Company desires to amend the Plan to increase the number of shares of common stock of the Company (“Common Stock”) available for issuance under the Plan; and
          WHEREAS, an increase in the number of shares of Common Stock available under the Plan is subject to approval by the shareholders of the Company;
          NOW, THEREFORE, in consideration of the foregoing, subject to approval by the shareholders of the Company at the April 21, 2011 Annual Meeting of Shareholders, effective as of April 21, 2011, (i) the number of shares of Common Stock available for issuance under the Plan is hereby increased by 350,000 shares and (ii) the first two sentences of Section 3.2 of the Plan are hereby amended to read as follows:
“The aggregate number of shares of Common Stock which may be issued or delivered under this Plan shall not exceed 700,000 shares, subject to adjustment as hereinafter provided. All or any part of such authorized shares may be issued pursuant to Stock Awards.”

          IN WITNESS WHEREOF, CenterPoint Energy, Inc. has caused these presents to be executed by its duly authorized officer in a number of copies, all of which shall constitute one and the same instrument, which may be sufficiently evidenced by any executed copy hereof, on this 21st day of April, 2011, and effective as of April 21, 2011.

CENTERPOINT ENERGY, INC.
By	/s/ David M. McClanahan
David M. McClanahan
President and Chief Executive Officer

ATTEST:
/s/ Richard Dauphin
Richard Dauphin
Assistant Corporate Secretary

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